UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2010

TeamStaff, Inc.
 (Exact name of registrant as specified in its charter)

NEW JERSEY	0-18492	22-1899798
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Executive Drive Somerset, NJ	08873
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 352-5304

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry in to a Material Definitive Agreement.

On July 29, 2010, TeamStaff Government Solutions, Inc. (“TGS”), a wholly-owned subsidiary of TeamStaff, Inc. (“TeamStaff”) entered into a $1,500,000 loan and security agreement, as described below under Item 2.03. The description of the loan (and related transactions) under Item 2.03 is incorporated into this item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 29, 2010, TeamStaff Government Solutions, Inc. (“TGS”), a wholly-owned subsidiary of TeamStaff, Inc. (“TeamStaff”) entered into a Loan and Security Agreement dated as of July 29, 2010 (the “Loan Agreement”) with Presidential Financial Corporation (the “Lender”).

Under the Loan Agreement, the Lender agreed to provide a two (2) year loan and security facility to TGS in an aggregate amount of up to $1,500,000, upon the terms and subject to the conditions of the Loan Agreement. The loan is secured by a security interest and lien on all of the TGS’s accounts, account deposits, letters of credit and investment property, chattel paper, furniture, fixtures and equipment, instruments, investment property, general intangibles, deposit accounts, inventory, other property, all proceeds and products of the foregoing (including proceeds of any insurance policies and claims against third parties for loss of any of the foregoing) and all books and records related thereto. TGS’s ability to request loan advances under the Loan Agreement is subject to (i) computation of TGS’s advance availability limit based on “eligible accounts receivables” (as defined in the Loan Agreement) multiplied by the “Accounts Advance Rate” established by the Lender which initially shall be 85% and may be increased or decreased by the Lender in exercise of its discretion; and (ii) compliance with the covenants and conditions of the loan. The loan is for a term of 24 months and matures on July 29, 2012. Interest on the loan accrues on the daily unpaid balance of the loan advances at the greater of (i) one point ninety-five percent (1.95%) above the Prime Rate as quoted in effect in The Wall Street Journal from time to time or (ii) three point two-five percent (3.25%) per annum. The initial interest rate shall be five point two-zero percent (5.20%). In addition, TGS will pay Lender certain other related fees and expense reimbursements including a monthly service charge of zero point six-five percent (0.65%) based on the average daily loan balance which shall accrue daily and be due and payable on the last day of each month so long as the Loan Agreement is outstanding.

The Loan Agreement requires compliance with customary covenants and restrictions on the Company’s ability to, among other things, dispose of certain assets, engage in certain transactions, incur indebtedness and pay dividends, and TGS’s tangible net worth. The Loan Agreement also provides for customary events of default following which, the Lender may, at its option, accelerate the amounts outstanding under the Loan Agreement.

TeamStaff has concurrently executed a Corporate Guaranty Agreement with Lender pursuant to which it has guaranteed all of the obligations of TGS under the Loan Agreement.

On August 3, 2010, the Company issued a press release announcing the closing of the Loan Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, the secured promissory note issued to the Lender and the Corporate Guaranty Agreement which will be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010.

Item 9.01 Financial Statements and Exhibits.
(d)	The following exhibits are filed or furnished herewith.

Exhibit No.	Description of Document

99.1	Press Release dated August 3, 2010
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
TEAMSTAFF, INC.

By:	/s/ Cheryl Presuto
	Name:	Cheryl Presuto
	Title:	Chief Financial Officer
	Date:	August 3, 2010

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release dated August 3, 2010

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